                                                                    EXHIBIT 11.1

                            BCP/ESSEX HOLDINGS INC.


              CALCULATION OF PRO FORMA NET INCOME PER COMMON SHARE



                                                                            YEAR ENDED
                                                                           DECEMBER 31
IN THOUSANDS OF DOLLARS,                          --------------------------------------------------------------
EXCEPT PER SHARE DATA                                  1993            1994            1995            1996
------------------------------------------------  --------------  --------------  --------------  --------------
Income (loss) before extraordinary charge.......  $      (10,856) $        7,486  $       13,271  $       37,508
Extraordinary charge-net of income tax
 benefit........................................           3,367        --                 2,971           1,183
                                                  --------------  --------------  --------------  --------------
Net income (loss) used in calculation pro forma
 of net income per common share(a)..............  $      (14,223) $        7,486  $       10,300  $       36,325
                                                  --------------  --------------  --------------  --------------
                                                  --------------  --------------  --------------  --------------
Weighted average common shares outstanding......      23,943,692      23,943,776      23,969,567      24,040,438
Common shares issuable in respect to common
 stock equivalents, with a dilutive effect......       3,612,970       3,702,510       4,001,525       4,184,424
                                                  --------------  --------------  --------------  --------------
Weighted average number of common and common
 equivalent shares(b)...........................      27,556,662      27,646,286      27,971,092      28,224,862
                                                  --------------  --------------  --------------  --------------
                                                  --------------  --------------  --------------  --------------
Pro forma income (loss) per common and common
 equivalent share (c):
  Pro forma income (loss) before extraordinary
    charge......................................  $         (.40) $          .27  $          .48  $         1.33
  Extraordinary charge..........................            (.12)       --                  (.11)           (.04)
                                                  --------------  --------------  --------------  --------------
Pro forma net income (loss).....................  $         (.52) $          .27  $          .37  $         1.29
                                                  --------------  --------------  --------------  --------------
                                                  --------------  --------------  --------------  --------------
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(a) In accordance with Securities and Exchange Commission requirements, common shares and common equivalent shares issued during the twelve-month period preceding the Offerings have been included in the calculation of income per common share and per common equivalent share as if they were outstanding for all periods. Because the proceeds of the common stock issued in July 1996 were used to redeem all outstanding preferred stock, the preferred stock redemption premium, the preferred stock dividend requirement, and accretion of preferred stock that appear on the income statement as reductions to net income have been excluded from this calculation. In addition, because it is expected that shares of common stock subject to put, if any, will not be material following the Offerings, the adjustment to the fair value of common stock subject to put that appears on the income statement as a reduction to net income has also been excluded from this calculation.



(b) Pro forma per share data is computed based upon the weighted average number of common and common equivalent shares, including common stock subject to put, outstanding for all periods presented. Common equivalent shares include outstanding stock options and warrants. Common equivalent shares are not included in the per share calculation where the effect of their inclusion would be antidilutive, except that, in accordance with the Securities and Exchange Commission requirements, common and common equivalent shares issued during the twelve-month period immediately preceding the filing of the proposed initial public offering have been included in the calculation of pro forma income per common and common equivalent share as if they were outstanding for all periods, using the treasury stock method and an assumed initial public offering price of $18.50 per share.



(c) The computation of fully diluted income (loss) per share has not been presented herein since the per share amounts do not differ from the primary computation outlined above.